UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 7, 2006

VitalStream Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-17020	87-0429944
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Jenner, Suite 100, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 743-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously reported in a Current Report on Form 8-K filed on June 6, 2005, VitalStream Holdings, Inc. (the “Company”) entered into a letter agreement (“Agreement”) with Jack L. Waterman which outlined the principal terms upon which Mr. Waterman accepted employment as Chief Executive Officer of the Company beginning on June 1, 2005.

On June 7, 2006, the Company and Mr. Waterman amended the Agreement (the “Amendment’) by changing the terms for the vesting of shares of common stock of the Company available for exercise pursuant to his initial option grant of 1,187,500 shares upon a change of control of the Company.

Under the original terms of Agreement, if a change of control occurs and Mr. Waterman subsequently elects to terminate his employment following a material diminution in the level of his duties or salary, or a material relocation of his principal place of employment, or if he was terminated without cause at any time during the six months prior to or after a change of control, such termination of employment would cause 50% of his then unvested options to become exercisable as of the date of such termination.

Under the Amendment, if a change of control occurs, or if Mr. Waterman is terminated without cause or elects to terminate his employment at anytime following a material diminution in the level of his duties or salary, or a material relocation of his principal place of employment, such change of control or termination of employment would cause 100% of his then unvested options to become exercisable as of the date of such termination. The Amendment also had the effect of lowering the change of control threshold from 55% to 51% of the issued and outstanding common stock of the Company.

The foregoing is only a summary of the applicable provisions of the Agreement and the Amendment and therefore is subject to, and superseded by, the terms and conditions of the documents attached as Exhibits to this Current Report on Form 8-K and the prior Current Report on Form 8-K filed on June 6, 2005.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

10.1 Amendment to Letter Agreement between the Company and Jack Waterman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VitalStream Holdings, Inc.

Date: June 13, 2006	By:	/s/ Philip N. Kaplan

Philip N. Kaplan President